Exhibit 10.01

STANDARD FORM LEASE AGREEMENT

OFFICE FORM - FULL SERVICE LEASE

THIS LEASE AGREEMENT (the "Lease") is made and entered into as of this 9th day of December, 2014 by and between ZAHA, LLC (the "Landlord"), and FFIN Securities, Inc. (the "Tenant").

For and in consideration of the rent to be paid by Tenant and of the covenants and agreements herein set forth to be kept and performed by Tenant, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Leased Premises (as hereinafter defined) and certain other areas, rights and privileges for the term, at the rental and subject to and upon all of the terms, covenants and agreements hereinafter set forth.

I.  PREMISES

1.1    Description of Premises.  Landlord does hereby demise, lease and let unto Tenant, and Tenant does hereby take and receive from Landlord the following:

(a)  That certain floor area containing approximately 1,691 square feet (the "Leased Premises") on the first floor of the office building (the "Building") located at approximately 324 South 400 West, City of Salt Lake, Utah as crosshatched Exhibit "A".

(b)  The non-exclusive right to Tenant's Proportionate Share of the Common Areas (as defined in Section 18.1 below).

(c)  Such non-exclusive rights-of-way, easements and similar rights with respect to the Building and Property (as hereinafter defined) as may be reasonably necessary for ingress to, and egress from, the Leased Premises and the Common Areas.

(d) Two parking spaces provided in the parking lot contiguous to the Building, and such spaces shall be signed by Landlord as the reserved parking spaces of Tenant.

1.2Work Improvement.  The obligations of Landlord and Tenant to perform the work and supply the necessary materials and labor to prepare the Leased Premises for occupancy are described in detail on Exhibit "B". Landlord and Tenant shall expend all funds and do all acts required of them as described on Exhibit "B" and shall perform or have the work performed promptly and diligently in a first class and workmanlike manner.

1.3Changes to Building.  Landlord hereby reserves the right at any time and from time to time to make changes, alterations or additions to the Building or to the Property; provided, however, that Landlord will use commercially reasonable efforts not to interfere with Tenant’s access to the Leased Premises.  Tenant shall not in such event claim or be allowed any damages for injury or inconvenience occasioned thereby and shall not be entitled to terminate this Lease, provided that rent payable hereunder shall abate on a pro-rata basis if all or a portion of the leased premises are rendered unusable during said construction.

II.  TERM

2.1Length of Term.  The term of this Lease shall be for a period of  thirty (30) months plus the partial calendar month, if any, occurring after the Commencement Date (as hereinafter defined) if the Commencement Date occurs other than on the first day of a calendar month.

2.2Commencement Date; Obligation to Pay Rent.  The term of this Lease and Tenant's obligation to pay rent hereunder shall commence on January 1, 2015 or, if later, five days after receipt by Tenant of written notice sent certified mail by Landlord or Landlord's supervising contractor, stating that Landlord's construction obligations respecting the Leased Premises have been fulfilled and/or that the Leased Premises are ready for occupancy and/or performance of Tenant's work.

Except for the return of any money deposited with Landlord by Tenant, Landlord shall not have any liability to Tenant arising out of the failure of the Commencement Date to occur.

III.BASIC RENTAL PAYMENT

3.1Basic Annual Rent.  Tenant agrees to pay to Landlord as basic annual rent (the "Basic Rent") at such place as Landlord may designate without prior demand therefore and without any deduction or offset whatsoever, the sum of Twenty-Seven Thousand, Nine Hundred, One and 50/100 Dollars ($27,901.50) each full year of the lease term.  Said rental amount shall be paid in equal monthly installments of Two Thousand, Three Hundred, Twenty-Five and 13/100 Dollars ($2,325.13) during each full month of the lease term. Said Basic Rent shall be due and payable on the first day of each month.

(a)If any payment is not made by the fifth day following the due date of the payment, then on the sixth day following the due date of the payment there shall be added to the payment an amount equal to ten (10%) percent of the payment as an agreed late charge.

3.2Additional Monetary Obligations.  Tenant shall also pay as rent (in addition to the Basic Rent) all other sums of money as shall become due and payable by Tenant to Landlord under this Lease. Landlord shall have the same remedies in the case of a default in the payment of said other sums of money as are available to Landlord in the case of a default in the payment of one or more installments of Basic Rent.

IV.  ADDITIONAL RENT

4.1In addition to the Basic Rent, in each applicable year the Tenant shall pay the Landlord “Additional Rent” on a monthly basis with Basic Rent payments, its proportionate share, (calculated by dividing the square footage of the Leased Premises by the total  leasable square footage in the Building (excluding the basement)) of the increase in the Building’s Operating Costs (as defined in Section 4.2 below).  Such costs shall be computed as follows:

(a)     The base year of Operating Costs shall be the calendar year of 2014.

(b)The comparison year shall be the next calendar year following the base year and each subsequent calendar year.

(c)Landlord will furnish Tenant within 60 days of the end of the comparison year a statement indicating the base year Operating Costs, the comparison year Operating Costs, and the increase, if any, from base year to comparison year.

(d)In the event the above comparison yields an increase, Tenant will be given an invoice requiring a lump sum payment within 60 days for Tenant's share of the increase prorated for the number of months Tenant's lease year coincides with the comparison year.  In addition, the Tenant's monthly rent shall be adjusted to reflect Landlord's estimate of Operating Costs for the following year.

(e)When an increase in rent attributable to Landlord's estimate of Operating Costs is greater than Tenant's share of the actual increased Operating Costs, Landlord will refund such excess in a lump sum within 60 days after having determined the overpayment by Tenant.  Notwithstanding this paragraph, in no case shall the total rent paid in any year be reduced by such refund or otherwise below the Basic Rent.

4.2Operating Costs shall mean all actual costs and expenses incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building, including, but not limited to, all real and personal property taxes and assessments, except those to be paid by Tenant on its own personal property and leasehold improvements, and any tax or assessment levied or charged in lieu thereof; snow removal, trash removal, utilities, supplies, insurance, license, permit and inspection fees, cost of services of independent contractors, property management fees, cost of compensation (including employment taxes and fringe benefits) connected with the day-to-day operation and maintenance of the Building (including janitorial services, gardening, security, parking, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning, window washing and signing), but excluding persons performing services not uniformly available to or performed for substantially all building tenants; and rental expense or a reasonable allowance for depreciation of personal property used in the maintenance, operation and repair of the Building.  The foregoing notwithstanding, Operating Costs shall not include depreciation on the Building or amounts paid toward principal or interest of liens of Landlord.  In no event shall the amount of Tenant’s share of Operating Costs increase in an amount greater than 5% of its share of the previous year’s Operating Costs.

V.  SECURITY DEPOSIT

5.1Deposit.  Tenant has deposited with Landlord the sum of Two Thousand, Three Hundred, Twenty-Five and 13/100 Dollars ($2,325.13) as security for the performance by Tenant of all of the terms, covenants, and conditions required to be performed by it hereunder.  Such sum shall be returned to Tenant after the expiration of the term of this Lease and delivery of possession of the Leased Premises to Landlord if at such time Tenant has performed all such terms, covenants and conditions of this Lease.  Prior to the time when Tenant is entitled to any return of the security deposit, Landlord may intermingle such deposit with its own funds and use such sum for such purposes as Landlord may determine.

5.2Default.  In the event of default by Tenant in respect to any of its obligations under this Lease, including, but not limited to, the payment of Basic Rent or Additional Rent, Landlord may use, apply, or retain all or any part of the security deposit for the payment of any unpaid Basic Rent or Additional Rent, or for any other amount which Landlord may be required to expend by reason of the default of the Tenant, including any damages or deficiency in the reletting of the Leased Premises, regardless of whether or not the accrual of such damages or deficiency occurs before or after an eviction.  Tenant shall, upon five (5) days written demand, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount.

VI.  USE

6.1Use of Leased Premises.  The Leased Premises shall be used and occupied by Tenant for general office purposes only and for no other purpose whatsoever without the prior written consent of Landlord.

6.2Prohibition of Certain Activities or Uses.  The Tenant shall not do or permit anything to be done in or about, or bring or keep anything in the Leased Premises which is prohibited by this Lease or which will in any way:

(a)Adversely affect any fire, liability or other insurance policy carried with respect to the Building or any of the contents of the Building (except with Landlord's express written permission, which will not be unreasonably withheld, but which may be contingent upon Tenant's agreement to bear any additional costs, expenses or liability for risks that may be involved).

(b)Obstruct or interfere with any right of any other tenant or occupant of the Building or injure or annoy such persons.

(c)Conflict with or violate any law, statute, ordinance, rule, regulation or requirement of any governmental unit, agency or authority (whether existing now or enacted in the future, known or unknown, foreseen or unforeseen).

(d)Overload the floors or otherwise damage the structural soundness of the Leased Premises, or Building, or any part thereof.

6.3Affirmative Obligations With Respect to Use.  Tenant will at its sole cost and expense comply with all governmental laws, ordinances, regulations, and requirements, of any lawful governmental body of authorities having jurisdiction over the Leased Premises which are now in force or which hereafter may be in force; keep the Leased Premises in a clean, neat and orderly condition, free of objectionable noise, odors, or nuisance; in all respects and at all times fully comply with all health and policy regulations; and not suffer, permit, or commit any waste.

6.4Suitability.  Tenant does not acknowledge that except as expressly set forth in this Lease, Landlord nor has any other person made any representation or warranty with respect to the Leased Premises or any other portion of the Building or Improvements.  Specifically, but not in limitation of the foregoing, no representation has been made or relied on with respect to the suitability of the Leased Premises or any other portion of the Building or Improvements for the conduct of Tenant's business.  By executing this lease the Tenant waives any claim that the Leased Premises, Building and Improvements are in unsatisfactory condition.

6.5Taxes.  Tenant shall pay all taxes, assessments, charges, and fees which during the term hereof may be imposed, assessed or levied by any governmental or public authority against or upon Tenant for Tenant's use of the Leased Premises or any personal property or fixture kept or installed therein by Tenant and on the value of leasehold improvements to the extent that the same exceed Building allowances.

6.6Hazardous Waste.  Tenant agrees not to keep or use or permit to be kept or used on the Leased Premises any hazardous substance, hazardous waste or hazardous material, as defined under any “Environmental Law” (defined as all federal, state and local laws, ordinances or regulations), except for such amounts as are the lawful activities of Tenant that are part of the ordinary course of Tenant’s business in accordance with the permitted use as provided in this Lease.

6.7Rules and Regulations.  Tenant shall comply with all the rules and regulations attached to this Lease as Exhibit "C" and any other such rules as the Landlord may implement to insure the rights of building tenants.

VII.  UTILITIES AND SERVICE

7.1Obligations of Landlord.  During the term of this Lease the Landlord agrees to cause to be furnished to the Leased Premises during customary business hours and during generally recognized business days the following utilities and services:

(a)Electricity, water, gas and sewer service.

(b)Telephone connection, but not telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Leased Premises).

(c)Heat and air-conditioning to such extent and to such levels as, in Landlord's judgment, is reasonably required for the comfortable use and occupancy of the Leased Premises subject however to any limitations imposed by any government agency.  The parties agree and understand that the Landlord will provide heat and air-conditioning at least Monday through Friday from 5:00 a.m. to 7:00 p.m. and Saturday and Sunday from 8:00 a.m. to 2:00 p.m.

(d)Janitorial.  It is agreed that janitorial service to the Leased Premises shall be provided twice per week for common areas and once per week for Tenant’s space.

(e)Security (including lighting for common halls, stairways, entries and restrooms) to such extent as is usual and customary in similar buildings in Salt Lake County, Utah.

(f)      Snow removal service.

(g)Landscaping and grounds keeping service.

7.2Tenant's Obligations.  Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and usage; electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Leased Premises); and all other materials and services not expressly required to be provided and paid for by Landlord under Section 7.1 above.

7.3Additional Limitations.

(a)Tenant will not, without the written consent of Landlord: (1) use any apparatus or device on the Leased Premises (including, but without limitation thereto, electric data processing machines, punch card machines or machines using current in excess of 110 volts) which will in any way or to any extent increase the amount of electricity or water designated in Section 7.1 above; or (2) connect with electric current or water pipes, except through those now-existing in the Leased Premises, any apparatus or device for the purposes of using electric current or water.

(b)If Tenant shall require water, electric current or natural gas in excess of that usually furnished or supplied for use of the Leased Premises, Tenant shall first procure the consent of Landlord for the use thereof, which consent Landlord may in its sole discretion refuse. If consent is given, Landlord may cause a water meter, electric current meter or natural gas meter to be installed in the Leased Premises to measure the amount of water, electric current, or natural gas consumed for any such other use. The cost of such meters and of installation, maintenance, and repair thereof shall be paid for by Tenant; and Tenant agrees to pay Landlord promptly upon demand for all such water, electric current, or natural gas consumed as shown by said meters at the rates charged for such services plus any additional expense incurred in keeping account of the water, electricity or natural gas so consumed.

(c)If heat generating machines or devises are used in the Leased Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Leased Premises; and the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly upon demand by Landlord.

7.4Limitation of Landlord's Liability.  Landlord shall not be liable for, and Tenant shall not be entitled to terminate this Lease or effectuate any abatement or reduction of rent by reason of, Landlord's failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord.  In no event shall Landlord be liable for loss or injury to persons or property, however, arising, occurring in connection with, or attributable to any failure to furnish such utilities or services even if within the control of Landlord, although Tenant shall have the right to terminate this Lease in the event Landlord fails to furnish such utilities or services when the ability to do is within the control of Landlord.

VIII.  MAINTENANCE AND REPAIRS; ALTERATIONS, ACCESS

8.1Maintenance and Repairs by Landlord.  Landlord shall maintain in good order, condition and repair the Building except the Leased Premises and those other portions of the Building leased, rented or otherwise occupied by persons not affiliated with the Landlord. Landlord shall supply and pay for normal janitorial and cleaning services as specified within this Lease to keep the Leased Premises and the Building and Improvements in a clean, sanitary and orderly condition, the cost and expense of which shall be included in Operating Costs.

8.2Maintenance and Repairs by Tenant.  Tenant, at Tenant's sole cost and expense and without prior demand, shall maintain the Leased Premises in good order, condition and repair, reasonable wear and tear excepted.

8.3Alterations.  Except as set forth on Exhibit "B" attached hereto, Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any fixtures, signs, floor coverings, interior or exterior lighting, plumbing fixtures, or shades or awnings, or make any other changes to the Leased Premises without first obtaining Landlord's written approval, which approval shall not be unreasonably withheld.  Tenant shall present to the Landlord plans and specifications for such work at the time approval is sought.  In the event Landlord consents to the making of any alterations, additions, or improvements to the Leased Premises by Tenant, the same shall be made by Tenant at Tenant's sole cost and expense.  All such work with respect to any alterations, additions, and changes shall be done in a first-class and workmanlike manner and diligently completed so that, except as absolutely necessary during the course of such work, the

Leased Premises shall at all times be a complete operating unit.  Any such alterations, additions, or changes shall be performed and done strictly in accordance with all laws and ordinances relating thereto.  In performing the work or any such alterations, additions, or changes, Tenant shall have the same performed in such a manner as not to obstruct access to any portion of the Building.  Any alterations, additions, or improvements to or of the Leased Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work shall at once become a part of the realty and shall be surrendered with the Leased Premises unless Landlord otherwise elects in writing not less than thirty (30) days prior to the end of the term hereof.  If Landlord so elects, Tenant shall remove such items prior to the end of the term hereof, and shall be responsible for the repair of any damage to the Leased Premises caused by such removal.

8.4Landlord's Access to Leased Premises.  Landlord shall have the right to place, maintain, and repair all utility equipment of any kind in, upon, and under the Leased Premises as may be necessary for the servicing of the Leased Premises and other portion of the Building.  Landlord shall also have the right to enter the Leased Premises during regular business hours to inspect it; to show it to prospective purchasers, mortgagees, tenants, and lessees; and to make such repairs, additions, alterations, or improvements as Landlord may deem desirable.  Landlord shall be allowed to take all material upon said Leased Premises that may be required therefore without the same constituting an actual or constructive eviction of Tenant in whole or in part. The rents reserved herein shall in no way abate while said work is in progress by reason of loss or interruption of Tenant's business or otherwise, and Tenant shall have no claim for damages.  During the four (4) months prior to expiration of this Lease or of any renewal term, Landlord may place upon the Leased Premises "To Let" signs which Tenant shall permit to remain thereon.

IX.  ASSIGNMENT AND SUBLETTING

9.1Condition for Assignment and Subletting.  Tenant shall not transfer, assign, mortgage or hypothecate this Lease, in whole or in part, or permit the use of the Leased Premises by any person or persons other than Tenant, or sublet the Leased Premises, or any part thereof, without the prior written consent of Landlord in each instance.  Such prohibition against assigning or subletting shall include any assignment or subletting by operation of law.  Any transfer of this Lease from the Tenant by merger, consolidation, transfer of assets, or liquidation shall constitute an assignment for purposes of this Lease.  Notwithstanding the foregoing, Landlord shall not unreasonably withhold its approval of an assignment or sublease.

9.2Consent Required.  Any assignment or subletting without Landlord's consent shall be void, and shall constitute a default hereunder which, at the option of Landlord, shall result in the termination of this Lease or exercise of Landlord's other remedies hereunder.  Consent to any assignment or subletting shall not operate as a waiver of the necessity for consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, under, or through Tenant.

9.3Landlord's Right in Event of Assignment.  If this Lease is assigned or if the Leased Premises or any portion thereof is sublet or occupied by any person other than the Tenant, Landlord may collect rent and other charges from such assignee or other party and apply the amount collected to the rent and other charges reserved hereunder. However, such collection shall not constitute consent or waiver of the necessity of consent to such assignment, subleasing, or other transfer; and it shall not constitute the recognition of such assignee, sublessee, or other party as the Tenant hereunder or a release of Tenant from the further performances of all the covenants and obligations of Tenant herein contained.  In the event that Landlord shall consent to a sublease or assignment hereunder, Tenant shall pay to Landlord reasonable fees, not to exceed $500.00 incurred in connection with processing of documents necessary to the giving of such consent.

X.  INDEMNITY

10.1Indemnification by Tenant.  Tenant shall indemnify Landlord and save it harmless from and against any and all suits, actions, damages, claims, liability and expense in connection with loss of life, bodily or personal injury, or property damage arising from or out of any occurrence in, upon, at or from the Leased Premises, or the occupancy or use by Tenant of Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees, or concessionaires.

10.2Release of Landlord.  Except for Landlord's negligence, Landlord shall not be responsible or liable at any time for any loss or damage to Tenant's personal property or to Tenant's business. Tenant shall store its property in and shall use and enjoy the Leased Premises and all other portions of the Building and Improvements at its own risk, and hereby releases Landlord, to the full extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage.

10.3Litigation.  In case Landlord, without fault on its part, shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all Landlord's costs, expenses, and reasonable attorney's fees.

XI.  INSURANCE

11.1Liability Insurance and Indemnity.  Tenant shall, during all terms hereof, keep in full force and effect a policy of public bodily injury and property damage liability insurance with respect to the Premises, with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence.  The policy shall name Landlord and any other persons, firms or corporations designated by Landlord and Tenant as an additional insured party, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord ten (10) days prior written notice.  Such insurance shall include an endorsement permitting Landlord to recover damage suffered due to act or omission of Tenant, notwithstanding being named as an additional "Insured Party" in such policies.  Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor.  The insurance shall be with an insurance company approved by Landlord, which approval shall not be unreasonably withheld, and a copy of the paid-up policy evidencing such insurance or a certificate of insurer certifying to the issuance of such policy shall be delivered to Landlord.  If Tenant fails to provide such insurance, Landlord may do so and charge same to Tenant.

11.2Fire and Casualty Insurance.

(a)Subject to the provisions of this Section 11.2, Landlord shall secure, pay for, and at all times during the terms hereof maintain, insurance providing coverage upon the Building improvements in an amount equal to the full insurable value thereof (as determined by Landlord) and insuring against the perils of fire, extended coverage, vandalism, and malicious mischief.  All insurance required hereunder shall be written by reputable, responsible companies licensed in the State of Utah.  Tenant shall have the right, at its request at any reasonable time, to be furnished with copies of the insurance policies then in force pursuant to this Section, together with evidence that the premiums therefor have been paid.

(b)Tenant agrees to maintain at its own expense such fire and casualty insurance coverage as Tenant may desire or require in respect to Tenant's personal property, equipment, furniture, fixtures or inventory, and losses due business interruption, and Landlord shall have no obligation in respect to such insurance or losses.  All property kept or stored on the Leased Premises by Tenant or with Tenant's permission shall be so done at Tenant's sole risk and Tenant shall indemnify Landlord against and hold it harmless from any claims arising out of loss or damage to same.

(c)Tenant will not permit said Leased Premises to be used for any purpose which would render the insurance thereon void or cause cancellation thereof or increase the insurance risk or increase the insurance premiums in effect just prior to the commencement of this Lease.  Tenant agrees to pay as Additional Rent the total amount of any increase in the insurance premium of Landlord over that in effect prior to the commencement of this Lease resulting directly from Tenant’s use of the Leased Premises as documented by the insurer.  If Tenant installs any electrical or other equipment which overloads the lines in the Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of Landlord's insurance.

11.3Waiver of Subrogation.  Each party hereto does hereby release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

               XII.  CONDEMNATION - DESTRUCTION BY FIRE OR CASUALTY

12.1Destruction.  In the event the Leased Premises or the Building are damaged by fire or other perils covered by extended coverage insurance and Landlord receives sufficient proceeds to cover the cost of replacing the damage and said proceeds are made available by Landlord’s mortgagee (if any), then Landlord agrees to promptly repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of the rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the making of such repairs materially interferes with the business carried on by the Tenant in the Leased Premises.  If the damage is due to the fault or neglect of Tenant or its employees, there shall be no abatement of rent.  Notwithstanding anything to the contrary contained in this Article XII, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Section either destroys twenty five percent (25%) of the Building or occurs during the last twelve (12) months of the Lease Term or any extension thereof, and under either of such circumstances, Landlord shall have the right to terminate this Lease without liability or its part.  In any event, Landlord will notify Tenant within sixty (60) days of the date of the casualty whether Landlord intends to repair the Building.  If, however, Landlord reasonably anticipates that the repairs will not be completed within six (6) months of the date of the casualty, it shall inform Tenant in writing, and Tenant shall have the right to terminate this Lease by written notice within thirty (30) days of receipt of Landlord’s notice.  Landlord shall not be required to repair any damage by fire or other cause, or to make any repairs or replacements of any panels, decoration, office fixtures, railings, floor covering, partitions, or any other property installed in the Leased Premises by Tenant.  The Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Leased Premises, Tenant’s personal property or any inconvenience or annoyance occasioned by such damages from Landlord for loss or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration, except in the event such damages, result from Landlord’s negligence or willful misconduct.

12.2Condemnation.  If all or a substantial portion of the Leased Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either party hereto shall have the right, at its option, to terminate this Lease and Landlord shall be entitled to any and all income, rent, award, or any interest therein which may be paid or made in connection with such public or quasi-public use or purpose and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term.  If any part of the property which includes the Building (the “Property”) is so taken or appropriated which, in Landlord’s judgment, materially interferes with the ability to operate the Building or a substantial portion thereof, Landlord shall have the right, at its option, to terminate this Lease and shall be entitled to the entire award as above provided.  If a portion of the Leased Premises or the Property is taken and neither party terminates this Lease as herein provided, the rent thereafter to be paid shall be equitably reduced.

XIII.  LANDLORD'S RIGHTS TO CURE

13.1General Right.  In the event of breach, default, or noncompliance hereunder by Landlord, Tenant shall, before exercising any right or remedy available to it, give Landlord written notice of the claimed breach, default, or noncompliance.  If prior to its giving such notice Tenant has been notified in writing (by Notice of Assignment of Rents and Leases or otherwise) of the address of a lender which has furnished any financing to Landlord, concurrently with giving the aforesaid notice to Landlord, Tenant shall, by registered mail, transmit a copy thereof to such lender.  For the thirty (30) days following the giving of the notice required by the foregoing portion of this Section (or such longer period of time as may be reasonably required to cure a matter which, due to its nature, cannot reasonably be rectified within thirty (30) days), Landlord shall have the right to cure the breach, default, or noncompliance involved.

If Landlord has failed to cure a default within said period, any such lender shall have an additional thirty (30) days within which to cure the same or, if such default cannot be cured within that period, such additional time as may be necessary if within such thirty (30) day period said lender has commenced and is diligently pursuing the actions or remedies necessary to cure the breach, default, or noncompliance involved (including, but not limited to, commencement and prosecution of proceedings to foreclose or otherwise exercise its rights under its mortgage or other security instrument, if necessary to effect such cure), in which event this Lease shall not be terminated by Tenant so long as such actions or remedies are being diligently pursued by said lender.

13.2Mechanic's Lien.  Should any mechanic's or other lien be filed against the Leased Premises or any part thereof by reason of Tenant's acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (l0) days after notice by Landlord. If Tenant does not so comply with this provision, the Landlord may cause the lien to be removed and apply the cost thereof and any expenses associated with the removal, including reasonable attorney's fees, to be added as additional rent under this Lease.

XIV.    DEFAULT

14.1Default by Tenant.  The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a)  The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder within a period of ten (10) days after the same is due and payable.

(b)      The failure by Tenant to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by the Tenant, other than to make the payments set out in subsection (a) above, where such failure shall continue for a period of thirty (30) days after written notice thereof to Tenant by Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(c)  The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of the petition filed against Tenant, the same is dismissed within 60 days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in 30 days.

(d)  The failure of the Tenant to keep the Leased Premises or the Property free of liens as required by this Lease.

14.2Landlord’s Right to Re-enter and Relet Premises.  In the event of any default or breach by Tenant, Landlord may elect to re-enter the Leased Premises, as herein provided, or take possession pursuant to legal proceedings or pursuant to any notice provided for by law, and Landlord may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Leased Premises and relet said Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rental or rentals and upon such other terms and conditions as Landlord, in its sole discretion, may deed advisable.  Upon each such reletting, all rentals received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney’s fees, and to costs of such alterations and repair; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of further rent as the same may become due and payable hereunder.  If rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly or at such greater intervals as Landlord may see fit; or Landlord may institute action for the whole of such deficiency immediately upon effecting any letting or reletting and shall not thereafter be precluded from further like action in the event such letting or reletting shall not embrace the whole unexpired portion of the Lease Term.  No such re-entry or taking possession of said Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant, or unless the termination thereof is decreed by a court of competent jurisdiction.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.  Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach, including the costs of recovering the Leased Premises and reasonable attorney’s fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the Lease Term over the then reasonable rental value of the Leased Premises for the remainder of the Lease Term, all of which amount shall be immediately due and payable by Tenant.

14.3Other Rights and Remedies of Landlord.  Each of the remedies set out in Section 14.2 and elsewhere in this Lease may be exercised jointly or severally with any of the remedies provided by this Lease or by law, at the option of the Landlord or any receiver or trustee; and any remedy election may be abandoned or terminated and may be resumed after such abandonment or termination, at the option of the Landlord or receiver or trustee.  The rights and remedies herein set forth and granted to Landlord shall be cumulative and in addition to any and all other rights and remedies provided and given to Landlord under applicable law.  The use of any one or more of the rights and remedies herein enumerated shall not be an election of remedies; nor, in such event, shall Landlord be barred or estopped from using or asserting any other or different or concurrent or cumulative right or remedy at the same or any other or different time or place.

XV.   PROVISIONS APPLICABLE AT TERMINATION OF LEASE

15.1Surrender of Premises.  At the expiration of this Lease, Tenant shall surrender the Leased Premises in the same condition as they were in upon delivery of possession thereto under this Lease, normal wear and tear accepted, and shall deliver all keys to Landlord. Before surrendering the Leased Premises, Tenant shall remove all of its personal property and trade fixtures and such property, and Tenant shall be responsible for all costs, expenses and damages incurred in the removal thereof.

If Tenant fails to remove its personal property and fixtures upon the expiration of this Lease, the same subject to being deemed abandoned under applicable law, and upon compliance by Landlord with such law would become the property of Landlord.

15.2Holding Over.  Any holding over after the expiration of the term hereof or of any renewal term shall be construed to be a tenancy from month to month at 150% of the rent herein specified (pro-rated on a monthly basis) and shall otherwise be on the terms herein specified so far as possible.

XVI.  ATTORNEYS' FEES

16.1Attorneys’ Fees.  In case of a default by either party in its performance of its obligations of this Lease, the defaulting party shall pay all costs incurred in enforcing this Lease, or any other right arising out of such default, whether by suit or otherwise, including reasonable attorneys’ fees.

16.2 Mediation and Arbitration.  If any dispute or claim in law or equity arises out of this Lease, Tenant and Landlord agree in good faith to attempt to settle such dispute or claim by mediation under the Commercial Mediation rules of the American Arbitration Association.  If such mediation is not successful in resolving such dispute or claim, then such dispute or claim shall be decided by neutral binding arbitration before a single arbitrator in accordance with the Commercial Arbitration rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The foregoing requirement shall not apply to a suit by Landlord under Utah’s “unlawful detainer” statute seeking, among other things, the eviction of Tenant.

XVII. ESTOPPEL CERTIFICATE

17.1Landlord's Right to Estoppel Certificate.  Tenant shall, within fifteen (l5) days after Landlord's request, execute and deliver to Landlord a written declaration in recordable form ratifying this Lease and certifying: (1) the Commencement Date and term hereof; (2) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (3) that all conditions under this Lease to be performed by Landlord have been satisfied, to the extent such is true; (4) that there are no defenses or offsets against the enforcement of this Lease by the Landlord, or stating those claimed by Tenant; (5) the amount of advance rent, if any, (or none if such is the case) paid by Tenant; (6) the date to which rent has been paid;  (7) the amount of security deposited with Landlord; and (8) such other information as Landlord may reasonably request. Landlord's mortgage lenders and/or purchasers shall be entitled to rely upon such declaration.

17.2Effect of Failure to Provide Estoppel Certificate.  If Tenant fails to furnish any Estoppel Certificate within fifteen (15) days after request therefore, it shall be conclusively presumed that:

(a)This Lease is in full force and effect without modification in accordance with the terms set forth in the request;

(b)     There are no breaches or defaults on the part of the Landlord; and

(c)      No more than one (l) month's rent has been paid in advance.

XVIII. COMMON AREAS

18.1Definition of Common Areas.  "Common Areas" means all area, spaces, equipment and special services provided for the joint or common use and benefit of the tenants or occupants of the Building and Property or portions thereof, and their employees, agents, servants, patients, customers and other invitees (collectively referred to herein as "Occupants") including without limitation, access roads, driveways, retaining walls, landscaped area, service ways, loading docks, pedestrian walks, courts, stairs, ramps, and sidewalks, common corridors, rooms and restrooms, air-conditioning, fan, janitorial, electrical and telephone rooms or closets, and all other areas within the Building which are not specified for exclusive use or occupancy by Landlord or any Tenant (whether or not they are leased or occupied).

18.2 License to Use Common Areas.  The Common Areas shall be available for the common use of all Occupants.  All common areas shall be subject to the exclusive control and management of Landlord. Landlord shall have the right to construct, maintain, and operate lighting and other facilities on all improvements; to police the same; to change the area, level, location, and arrangement of parking areas and other facilities; to restrict parking by tenants, their officers, agents, and employees; to close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein; and to close temporarily all or any portion of the parking areas or facilities to discourage non-occupant parking. Landlord shall operate and maintain the Common Areas in such manner as Landlord in its discretion shall determine, shall have full right and authority to employ and discharge all personnel with respect thereto, and shall have the right, through reasonable rules, regulations, and/or restrictive covenants promulgated by it from time to time, to control use and operation of the Common Areas in order that the same may occur in a proper and orderly fashion.

18.3Parking.  Automobiles of Tenant and all Occupants (as defined above) associated with Tenant shall be parked only within parking areas not otherwise reserved by Landlord and specifically designated for use by any other tenant and/or the Occupants associated with said other tenant or tenants.  Landlord or its agents shall, without any liability to Tenant or its Occupants, have the right to cause to be removed any automobile that may be wrongfully parked in a prohibited or reserved parking area, and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, losses, demands, damages and liabilities asserted or arising with respect to or in connection with any such removal of an automobile.  Tenant shall from time to time, upon request of Landlord, supply Landlord with a list of license plate numbers of all automobiles owned by Tenant or its day-to-day Occupants.

XIX.  SIGNS, AWNINGS, AND CANOPIES

Tenant shall not place or suffer to be placed or maintained on any exterior door, wall, or window of the Leased Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering, or advertising matter on the glass or any window or door of the Leased Premises without first obtaining Landlord's written approval, which approval shall not be reasonably withheld.

Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter, or other things as may be approved in good condition and repair at all times.  Landlord may at Tenant's cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of this Section. Landlord may establish rules and regulations governing the size, type, and design of all signs, decorations, etc., and Tenant agrees to abide thereby.

XX.  MISCELLANEOUS PROVISIONS

20.1No Partnership.  Landlord does not by this Lease, in any way or for any purpose, become a partner or joint venturer of Tenant in the conduct of its business or otherwise.

20.2Force Majeure.  Landlord shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond Landlord's control, including labor disputes, civil commotion, war, governmental regulations or controls, fire or other casualty, inability to obtain any material or service, or acts of God.

20.3No Waiver.  Failure of Landlord to insist upon the strict performance of any provision or to exercise any option hereunder shall not be deemed a waiver of such breach.  No provision of this Lease shall be deemed to have been waived unless such waiver is in writing signed by Landlord.

20.4Notices.  Any notice, demand, request, or other instrument which may be or is required to be given under this Lease shall be delivered in person, overnight by a nationally recognized courier, or sent by United States certified or registered mail, postage prepaid and shall be addressed (a) if to Landlord, at the place specified below, and (b) if to Tenant, either at the Leased Premises or the address for Tenant specified below.  Either party may designate such other address as shall be given by written notice.

LANDLORD:   Zaha c/o Joel Hall
1137 Robyn Way
Farmington, Utah 84025

TENANT:              ____________________

                                ____________________

               ____________________

20.5Captions, Attachments, Defined Terms.  The captions to the sections of this Lease are for convenience of reference only and shall not be deemed relevant in resolving questions of construction or interpretation under this Lease.

20.6Recording.  Tenant shall not record this Lease or a memorandum thereof without the written consent of Landlord.

20.7Partial Invalidity.  If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

20.8Subordination.  Tenant acknowledges and agrees that this Lease is subordinate to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded.  However, Tenant's right to quiet possession of the Leased Premises during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant's obligations under this Lease and is not otherwise in default.  If any ground Landlord, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

20.9Attornment.  If Landlord's interest in the Property is acquired by any ground Landlord, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease.  Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord's interest.

20.10Signing of Documents.  Tenant shall sign and deliver any reasonable instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so.  Such subordination and attornment documents may contain such provisions as are customarily required by any ground Landlord, beneficiary under a deed of trust or mortgagee.  If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

20.11Tenant's Financial Condition.  Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant.  In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Property.  Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement.  All financial statements shall be confidential and shall be used only for the purposes set forth herein.

20.12Quiet Enjoyment.  Tenant, upon payment of the rent and the performance of the terms of this Lease, shall, at all times during the lease term and during any extension thereof, peacefully and quietly enjoy the leased property without any disturbance from the Landlord or from any person claiming by, through or under the Landlord, except as otherwise herein provided.

20.13Landlord’s Lien.  Tenant hereby grants to Landlord a lien upon the improvements, trade fixtures and furnishings of Tenant to secure full and faithful performance of all of the terms of this Lease.

20.14Agency Disclosure.  At the signing of this Agreement, the listing agent, Phillip Eilers of Commerce RE Solutions represents the Landlord and Sean Lawson of FFIN Securities, Inc. represents the Tenant.  Landlord and Tenant confirm that prior to signing this Lease, written disclosure of the agency relationship(s) was provided to them.
(   )  Landlord's initials
(   )  Tenant's initials

20.15Attachments.  The following, by reference hereto, are a part of this Lease:

Exhibit "A" - Floor Plan
Exhibit "B" - Tenant Improvements
Exhibit "C" - Rules and Regulations
Exhibit "D" - Lease Guaranty

20.16Entire Agreement.  This Lease Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior discussions, understandings and agreements.  Except as otherwise provided herein, this Lease may not be altered or amended except by subsequent written agreement executed by all of the parties hereto.  Each party represents and warrants to the other that the signers of this Lease are authorized to do pursuant to all necessary corporate, company or partnership action.

20.17   Governing Law.  This Lease shall be governed by and construed under the laws of the State of Utah.

LANDLORD:	TENANT:

By: /s/ Brandon Zangg	By: /s/ Sean Lawson
Its: Owner	Its: Chief Compliance Officer